Exhibit 3.1.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IDLEAIRE TECHNOLOGIES CORPORATION
                  This Amended and Restated Certificate of Incorporation of IdleAire Technologies Corporation (the “Corporation”), restates, integrates and amends the certificate of incorporation, which was originally filed on June 20, 2000 under the name of Idleair Technologies Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). In accordance with Section 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation was proposed and adopted by the Board of Directors of the Corporation and adopted by the Stockholders of the Corporation by written consent pursuant to Section 228 of the Delaware General Corporation Law.

Article 1.	NAME
                  The name of this corporation is IdleAire Technologies Corporation.

Article 2.	REGISTERED OFFICE AND AGENT
                  The registered office of the Corporation is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle. The registered agent of the Corporation at such address is the Corporation Trust Company.

Article 3.	PURPOSE AND POWERS
                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4.	CAPITAL STOCK
4.1. Authorized Shares
                  The total number of shares of all classes of stock that the Corporation shall have the authority to issue is one hundred fifty million (150,000,000), of which one hundred ten million (110,000,000) shares shall be common stock, all of one class, having a par value of One-Tenth of One Cent ($.001) per share (“Common Stock”) and forty million (40,000,000) shares shall be preferred stock having a par value of One-Tenth of One Cent ($.001) per share (“Preferred Stock”).

4.2. Common Stock
4.2.1. Relative Rights
                  The Common Stock holders shall have all rights not specifically granted to Preferred Stock holders pursuant to Section 4.3. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.
4.3. Preferred Stock
                  The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

Article 5.	BOARD OF DIRECTORS
5.1. Directors; Number; Election
                  The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.
5.2. Limitation of Liability
                  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 5.2 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 6.	AMENDMENT OF BYLAWS
                  In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, only the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 7.	RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION
                  The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 7.
                  IN WITNESS WHEREOF, the undersigned, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Amended and Restated Certificate of Incorporation this 7th day of May 2002.

IDLEAIRE TECHNOLOGIES CORPORATION
By:	/s/ James H. Price
	Name:	James H. Price, Esq.
	Title:	Senior Vice President and General Counsel